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                                                                                                         Exhibit 12

                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

                                                                                         THREE MONTHS ENDED
                                          YEAR ENDED JULY 31,                                OCTOBER 31,
                        -----------------------------------------------------------    ----------------------
                           1998        1999        2000         2001        2002         2001       2002
                        ---------   ---------    ---------    ---------   ---------    --------   ---------
EARNINGS
  Income before
    cumulative effect
    of change in
    accounting
    principle           $  46,510   $  61,271    $  60,507    $  34,206   $  12,878   $   2,366   $     329
  Income tax
    provision              23,960      29,745       35,536       20,091       6,343       1,165         155
                        ---------   ---------    ---------    ---------   ---------   ---------   ---------
    Earnings               70,470      91,016       96,043       54,297      19,221       3,531         484
                        ---------   ---------    ---------    ---------   ---------   ---------   ---------

FIXED CHARGES
  Interest expense            254       1,772       21,169       22,195      16,255       4,338       5,504
  Portion of rental
   expense
   representative of
   interest factor            701         705        1,113        2,082       3,030         787         657
                        ---------   ---------    ---------    ---------   ---------   ---------   ---------
      Fixed charges           955       2,477       22,282       24,277      19,285       5,125       6,161
                        ---------   ---------    ---------    ---------   ---------   ---------   ---------

CAPITALIZED INTEREST
                             --          --           (580)        --          --          --          --
                        ---------   ---------    ---------    ---------   ---------   ---------   ---------

EARNINGS BEFORE
  INCOME TAX
  PROVISION AND FIXED
  CHARGES               $  71,425   $  93,493    $ 117,745    $  78,574   $  38,506   $   8,656   $   6,645
                        =========   =========    =========    =========   =========   =========   =========

RATIO OF EARNINGS TO
  FIXED CHARGES             74.8X       37.7X         5.3X         3.2X        2.0X        1.7X        1.1X
                        =========   =========    =========    =========   =========   =========   =========

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